Exhibit 4.5

FORM OF BROKERS WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after

February [—], 2016	February __, 2021

WARRANT NO.______

WARRANT TO PURCHASE SHARES OF SERIES B PREFERRED STOCK OR COMMON STOCK

For the purchase price of $1.25 per share (the “Warrant Price”) the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to ________ (the “Holder”) by ATRINSIC, INC., a Delaware corporation (the “Company”).

1.             Purchase of Shares.

(a)           Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to [—————] ([———————]) fully paid and nonassessable shares (the “Shares”) of (i) prior to the Reverse Stock Split (as defined in the Certificate of Designations, Powers, Preferences and Other Rights of Preferred Stock and Qualifications, Limitations and Restrictions for the Company’s Series B Convertible Preferred Stock, par value $0.000001 per share (the “Series B Shares”)) the Company’s Series B Shares and/or (ii) after the Reverse Stock Split, the Company’s common stock, par value $0.000001 per share (the “Common Stock”).

(b)           Exercise Price. The exercise price for the Series B Shares and/or the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $1.25 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 9 hereof.

2.             Vesting; Exercise Period.

(a)           Subject to the Beneficial Ownership Cap, as defined below, this Warrant shall be immediately exercisable.

(b)           This Warrant shall be exercisable, in whole or in part, during the term commencing on February [—], 2016 and ending at 5:00 p.m., New York time, on February [—], 2021 (the “Exercise Period”), after which time this Warrant shall become void and of no value; provided, however, that in the event of (i) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), (ii) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (iii) the closing of the acquisition of the Company by another entity (excluding the Company’s proposed reverse merger with Protagenic Therapeutics, Inc.) by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity (each action in (i) through (iii), a “Corporate Transaction”), this Warrant shall, on the date of such event, no longer be exercisable and become null and void.  In the event of a proposed transaction of the kind described above, the Company shall notify the holder of the Warrant at least fifteen (15) days prior to the consummation of such event or transaction and shall provide the Holder with a description of the proposed terms and conditions of such transaction, including the amount and form of consideration to be received for each share of the Company's capital stock.

(c)           The right of exercise shall be cumulative so that to the extent this Warrant is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, until the earlier of the termination of the Exercise Period or the earlier termination of this Warrant under section 2(b) hereof.

(d)           The Holder of the Warrant shall be afforded the protections set forth in Section 4(j) of the Securities Purchase Agreement, as amended, for the Offering.

3.             Method of Exercise.

(a)           While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)          a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)         the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased, unless a cashless exercise is being made pursuant to Section 4 below.

(b)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Notice of Exercise is delivered to the Company as provided in Section 3 (a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

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(c)           As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within five (5) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)          a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)         in case such exercise is in part only, and the Holder has surrendered the Warrant, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.          Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X =	The number of Warrant Shares to be issued to the Holder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of the Shares (or equivalent shares of Common Stock underlying this Warrant) quoted in the over-the-counter market in which the Shares (or equivalent shares of Common Stock underlying the Warrant) are traded or the closing price quoted on any exchange or electronic securities market on which the Shares (or equivalent shares of Common Stock underlying the Warrant) are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with an initial public offering described in Section 2(b)(i) (an “Initial Public Offering”), fair market value per Share shall be the higher of (i) the fair market value determined in the preceding sentence or (ii) the per share offering price to the public of the Initial Public Offering. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

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5.             Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)           Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)           Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Series B Shares and, following the Reverse Stock Split, Common Stock, to allow for the exercise of this Warrant.

(c)           Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d)           Valid Issuance of Common Stock. The Shares, when issued, sold, and delivered in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6.             Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)           Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

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(b)           Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7.             State Commissioners of Corporations. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.             Covenants of the Company.

(a)           Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and stock dividends) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)           Covenants as to Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of Shares as shall be sufficient for such purposes.

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(c)           No Impairment. Except and to the extent waived or consented to by the Holder or as otherwise permitted under the terms hereof, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

9.             Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)           Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Series B Shares or Common Stock as a dividend with respect to any shares of its Common Stock or Series B Shares, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)           Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 9(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)           Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

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10.           No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

11.           No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

12.           Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

13.           Governing Law. This Warrant shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

14.           Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

15.           Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

16.           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 16):

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If to the Company:

ATRINSIC, INC.

149 5th Avenue, Suite 500,

New York, NY 10010

If to Holder:

At the addresses shown on the signature pages hereto.

17.           Assumption of Warrant. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be a Corporate Transaction, then, as a part of such transaction, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from Corporate Transaction which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such Corporate Transaction if this Warrant had been exercised immediately before such Corporate Transaction, all subject to further adjustment as provided in this Section 16; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Shares the Holder is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any Shares or other securities or other property thereafter deliverable upon the exercise of this Warrant.

18.           Finder’s Fee. Each party represents that it neither is or will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

19.           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

20.           Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the Shares originally issuable pursuant to this Warrant.

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21.           Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms

22.           Limitation on Beneficial Ownership. Except as provided otherwise in this Section, the number of Shares that may be acquired upon the exercise of this Warrant shall be limited to the extent necessary to ensure that, after giving effect to such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but, for avoidance of doubt, excluding shares of Common Stock issuable upon conversion or exercise of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 9.99% of the total number of shares of Common Stock of the Company issued and outstanding immediately after giving effect to such conversion (or deemed conversion for voting purposes) (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to the Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Holder will be deemed to be an Affiliate of the Holder. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the exercise contemplated by this Warrant.

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For purposes of the foregoing, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrants, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series B Shares beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 22, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any the Holder, the Company shall within two (2) business days following the receipt of such notice, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the exercise of the Warrant (or portion thereof being exercised) by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ATRINSIC, INC.

By:
Garo H. Armen
Chairman

Address:	162 5th Avenue, Suite 900
New York, NY 10010

ACKNOWLEDGED AND AGREED:

HOLDER

Signature

Address

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NOTICE OF EXERCISE

ATRINSIC, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	_____________ Shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐	Net Exercise the attached Warrant with respect to __________ Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 7 hereof are true and correct as of the date hereof.

HOLDER:

Date:___________________	By:

Address:

Name in which shares should be registered:

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ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: _________________

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

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